AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 ("Amendment") is made and entered into as of January 20, 2006, to be effective January 1, 2006, by and among (i) Vital Living, Inc., a Nevada corporation ("Employer") and (ii) Gregg A. Linn ("Employee").

RECITALS

A.           Employer and Employee are parties to that certain Employment Agreement dated as of January 1, 2005 (the "Employment Agreement") by and among Employer and Employee. Unless otherwise indicated, all capitalized terms herein shall have the meanings assigned to them in the Employment Agreement.

B.           Pursuant to Section 6(g) of the Employment Agreement, modification or amendment to the Employment Agreement require the written consent of the parties thereto.

C.           Employer and Employee believe that it is in their mutual best interests to amend the Employment Agreement pursuant to the provisions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy, and sufficiency whereof are hereby acknowledged, the parties hereto, intending to be legally bound, the Employment Agreement is hereby amended as follows:

Section 1 of the Employment Agreement is hereby amended and restated as follows:

1.           Employment.

Employer hereby employs Employee, and Employee hereby accepts such employment, as Chief Operating Officer and Chief Financial Officer of the Company and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee.

Section 3(a) of the Employment Agreement is hereby amended and restated as follows:

3.           Compensation and Other Benefits.

           (a)           Salary. Employer shall pay to Employee, a base salary at an annual rate of $230,000 during the period from January 1, 2006 through December 31, 2006, and $260,000 commencing on January 1, 2007 and continuing until the end of the then-current term of this Agreement, to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Employee shall mutually agree.

Section 3(e) of the Employment Agreement is hereby amended and restated as follows:

(e)           Car Allowance. Employee shall be entitled to receive a monthly car allowance of $1,000.

This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original and all of which together will constitute one and the same document. Except to the extent expressly amended or modified in this Amendment, the Employment Agreement shall remain in full force and effect as originally executed.

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IN WITNESS WHEREOF, Employer and the Employee have executed this Amendment No. 1 to Employment Agreement as of the day and year first above written.

VITAL LIVING, INC.

By: /s/ Stuart Benson
Stuart Benson
Chief Executive Officer and President

/s/ Gregg A. Linn_________________
Gregg A. Linn